Exhibit 99.1

      Theragenics Corporation Reports First Quarter 2005 Financial Results

     BUFORD, Ga.--(BUSINESS WIRE)--April 22, 2005--Theragenics Corporation(R) (NYSE: TGX), the Georgia-based manufacturer and marketer of TheraSeed(R), the premier palladium-103 cancer treatment device, today announced financial results for the first quarter ended April 3, 2005. Revenue for the quarter was $9.5 million compared to $8.0 million in the same period last year, a 20 percent increase. This includes increases in both TheraSeed(R) and I-Seed products. Net loss in the quarter was $496,000, or $0.02 per share, compared to a net loss of $966,000, or $0.03 per share in the first quarter of 2004.
     Commenting on the results, Chairman, CEO and President M. Christine Jacobs stated, "The favorable sales metrics in our brachytherapy revenues we saw last quarter continued into the first quarter of 2005. Our 'Know Your Options' direct-to-consumer campaign is driving calls into the cancer information center, and new favorable 12-year data published by Jerrold Sharkey, M.D., in the journal Brachytherapy, appeared on some of the most heavily-trafficked online news outlets.
     "Internal and external diversification activities continue. The first six patients in the TheraSight(R) trial have now been treated. The trial is designed to evaluate the safety and feasibility of the device in treating the wet form of age-related macular degeneration. Patients have tolerated the procedure well, but it is too early to draw conclusions. We recently revised the trial inclusion criteria in an effort to increase enrollment and maintain trial integrity. As a result, we have seen an increase in the number of screenings after the changes in trial inclusion criteria were made."
     Ms. Jacobs concluded her remarks, stating, "We're encouraged by this quarter's results. We stated last quarter that we "begin the year with renewed excitement for our core business." Seems we had good reason for that optimism. Diversification, both internal and external, core business and product extensions, remain our 2005 focus."
     Theragenics(TM) will host a conference call today at 11:00 a.m., Eastern Time. To access the call, dial 800-538-9844 or 706-634-7274 and provide Theragenics Corporation's(R) name. This call also is being broadcast live over the Internet, and a recording will be available for one month on the Company's website. To access the webcast, log on to www.theragenics.com and select the Investor Relations button followed by selecting the Overview button. You also can access a replay of the call until Midnight, Friday, April 29, by dialing 800-642-1687 or 706-645-9291 and providing the conference ID code: 5413165.

     Theragenics Corporation(R) is committed to being a leading provider of brachytherapy treatment devices for prostate cancer and other degenerative disease states. The Company is the manufacturer and marketer of the palladium-103 rice-sized device TheraSeed(R) and also manufactures and markets I-Seed, an iodine-125 based device. Both devices are used in the treatment of localized prostate cancer in one-time, minimally invasive procedures. Theragenics(TM) is the world's largest producer of palladium-103 and is involved in research and development utilizing palladium-103 and other isotopes for the treatment of a wide variety of diseases, including macular degeneration. For additional information on the Company, call Theragenics'(TM) Investor Relations Department at (800) 998-8479. The Company's common stock is traded on the New York Stock Exchange under the symbol TGX. Additional information can be found on the Company website: www.theragenics.com.

     This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding optimism for Theragenics'(TM) sales organization and its growth, new sales and marketing initiatives, Theragenics'(TM) relationship with its distributors, institution of activities and plans that could benefit Theragenics'(TM) goals in its diversification efforts and anticipated positive results in general. Actual results may differ materially due to a variety of factors, including, among other things, risks and uncertainties related to new product and process development cycles, potential costs and delays associated with preclinical and clinical studies, potential costs and delays in production optimization (especially as it relates to the Oak Ridge facility), effectiveness and execution of marketing and sales programs by Theragenics(TM) and its distributors, changes in product pricing by Theragenics(TM) or other brachytherapy seed producers, changes in costs of materials used in production processes (especially as it relates to isotope production), continued acceptance of the products by the market, continued demand for palladium-103, demand for isotopes or isotopically engineered materials for new or expanded applications, introduction and/or availability of competitive products by others, third-party (including CMS) reimbursement, physician training, third-party distribution agreements, and other factors set forth from time to time in the Company's Securities and Exchange Commission filings.
     All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.


THERAGENICS CORPORATION(R) CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands except per share data)

                                                Three Months Ended
                                               April 3,      April 4,
                                                 2005          2004
                                             -----------   -----------
Total revenues                                 $  9,539      $  7,953
Cost of sales                                     4,794         3,398
                                                --------      --------
     Gross profit                                 4,745         4,555

Operating expenses:
     Selling, general & administrative            4,501         4,072
     Research & development                       1,407         2,278
                                                --------      --------
                                                  5,908         6,350
                                                --------      --------
     Operating loss                              (1,163)       (1,795)
Other income, net                                   330           173
                                                --------      --------
     Loss before income tax                        (833)       (1,622)
Income tax benefit                                 (337)         (656)
                                                --------      --------
Net loss                                       $   (496)     $   (966)
                                                ========      ========
Net loss per common share, Basic               $  (0.02)     $  (0.03)
                                                ========      ========
Net loss per common share, Diluted             $  (0.02)     $  (0.03)
                                                ========      ========

Weighted average
     Shares outstanding - Basic                  30,014        29,957
     Shares outstanding - Diluted                30,014        29,957



Key Ratios:                           Three Months      Three Months
                                          Ended             Ended
                                      April 3, 2005     April 4, 2004
                                     ---------------   ---------------
Gross Margin                              49.7%             57.3%
Operating Margin                         (12.2)%           (22.6)%
Loss Before Tax Margin                   (8.7)%            (20.4)%
Loss After Tax Margin                    (5.2)%            (12.1)%
ROE                                      (1.4)%            (2.7)%



THERAGENICS CORPORATION(R) CONDENSED BALANCE SHEETS
(UNAUDITED)

(In thousands)

Assets                                   April 3, 2005   Dec. 31, 2004
                                         -----------------------------
     Cash, short-term investments
      & marketable securities               $  61,952       $  62,261
     Trade accounts receivable                  6,021           5,787
     Inventories and other current assets       8,086           7,627
                                             -------------------------
               Total current assets            76,059          75,675
     Property, plant & equipment, net          68,622          70,215
     Other assets                               3,123           2,788
                                             -------------------------
          Total assets                      $ 147,804       $ 148,678
                                             =========================

Liabilities & Shareholders' Equity
     Accounts payable & accrued expenses    $   2,753       $   3,086
     Deferred income taxes                      6,758           6,920
     Other liabilities                            675             612
                                             -------------------------
               Total liabilities               10,186          10,618
     Shareholders' equity                     137,618         138,060
                                             -------------------------
               Total liabilities &
                shareholders' equity        $ 147,804       $ 148,678
                                             =========================


     CONTACT: Theragenics Corporation, Buford
              James A. MacLennan, 770-271-0233 or 800-998-8479
              or
              Lisa Rassel, 770-271-0233 or 800-998-8479
              www.theragenics.com